Exhibit 10.1
DEED OF TERMINATION
SILVER SALE AGREEMENT
Perilya Broken Hill Ltd
     CDE Australia Pty Ltd
     Coeur d’Alene Mines Corporation
Ref: PAL:LW:90616
Doc Ref.: 291517_2
Level 2
50 Kings Park Road
West Perth WA 6005
T: +61 8 216 7100
W: www.allionlegal.com.au

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

1.1	Definitions	4

1.2	Terms defined in the Silver Sale Agreement	5

1.3	Interpretation	5

2.	CONDITIONS PRECEDENT AND CONDUCT PRIOR TO COMPLETION DATE	5

2.1	Conditions precedent	5

2.2	Best endeavours	6

2.3	Satisfaction of conditions precedent	6

2.4	Termination for non satisfaction of conditions precedent	6

2.5	Conduct up to Completion Date	7

2.6	Conduct post Completion	7

3.	TERMINATION PAYMENT	7

3.1	Calculation	7

4.	COMPLETION	8

4.1	Time and place for Completion	8

4.2	Obligations at Completion	8

4.3	Obligations following Completion	8

4.4	Consequences of Completion	8

5.	COMPLETION STATEMENT	8

5.1	PBH to prepare Completion Statement	8

5.2	Disputes	9

6.	TERMINATION OF THE SILVER SALE AGREEMENT	9

6.1	Termination and discharge	9

6.2	Survival	9

7.	RELEASE AND DISCHARGE	9

7.1	Silver Sale Agreement	9

7.2	Charges	10

8.	COSTS	11

8.1	Legal costs	11

8.2	Stamp duty	11

9.	GST LIABILITY	11

9.1	Interpretation	11

9.2	GST gross-up	11

9.3	Tax invoice	11

9.4	Adjustment event	11

9.5	Reimbursements	11

9.6	No merger	12

10.	MISCELLANEOUS	12

10.1	Plea in bar	12

10.2	Injunctive relief	12

10.3	Waiver and exercise of rights	12

10.4	Legal advice	12

10.5	Counterparts	12

10.6	Entire understanding	12

10.7	Severability	13

10.8	Governing law and jurisdiction	13

10.9	Notices	13

10.10	Further assurance	14

10.11	Continuing Performance	14

This deed is entered into by the following parties:
Perilya Broken Hill Limited (ABN 46 099 761 289) 1st Floor, Building E |661 Newcastle Street| Leederville WA 6007 (“PBH”)

CDE Australia Pty Ltd (ABN 40 113 667 682) Suite 1003, 3 Spring Street Sydney NSW 2000 (“CDEA”)

Coeur d’Alene Mines Corporation 505 Front Avenue COEUR D’ALENE ID 83814 United States of America (“Coeur”)
BACKGROUND:
A.	On 8 September 2005 the parties entered into the Silver Sale Agreement.

B.	Notwithstanding the terms of the Silver Sale Agreement, the parties have agreed to an early termination of the Silver Sale Agreement pursuant to the terms and conditions set out in this deed.
OPERATIVE PART:
The parties agree in consideration of, among other things, the mutual promises contained in this deed:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this deed, unless the context requires otherwise:

Adjusted Silver Proceeds means the Silver Proceeds less GST;

“ASIC” means the Australian Securities and Investments Commission;

“CDEA Silver Sales” means sales of silver in concentrate delivered to Nyrstar Port Pirie Pty Ltd in respect of which the flowing invoices have been drawn by CDEA:

Invoice No	CDEA-Pb-0905-01650	Issued	12 May 2009	Parcel	0905.1-Pb-ZINPPS-A	US$516,449.46
	CDEA-Pb-0905-01652		19 May 2009		0905.1-Pb-ZINPPS-B	US$196,988.94
	CDEA-Pb-0905-01654		25 May 2009		0905.1-Pb-ZINPPS-C	US$518,582.53
	CDEA-Pb-0905-01655		2 June 2009		0905.1-Pb-ZINPPS-D	US$293,156.60

	CDEA-Pb-0906-01668		15 June 2009		0906.1-Pb-ZINPPS-B	US$246,540.93
	CDEA-Pb-0906-01673		22 June 2009		0906.1-Pb-ZINPPS-C	US$86,031.71
	CDEA-Pb-0906-01678		3 July 2009		0906.1-Pb-ZINPPS-D	US$1,050,566.64
“Charges” means each of:

(a)	the Fixed and Floating Charge and Mining Mortgage between PBH and CDEA dated 8 September 2005 and registered with ASIC on 20 September 2005, being ASIC registered charge number 1209162; and

(b)	the Featherweight Floating Charge between PBH and CDEA dated 8 September 2005 and registered with ASIC on 20 September 2005, being ASIC registered charge number 1209164;
“Claim” means in relation to any person, a claim, action, demand, suit, judgment or proceeding for damages, debt, restitution, equitable compensation, account, injunction, specific performance or any other remedy that a person has against another person, however arising and whether present, unascertained, immediate, future or contingent;

“Completion” means completion of the transactions set out in clause 4.

“Completion Date” means 31 July 2009 or such other date as the parties agree in writing;

“GST Amount” has the meaning given to it in clause 9.2;

“GST Law” has the meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

“Related Parties” means in relation to a party, the directors, officers, servants, agents and related bodies corporate (as defined in the Corporations Act 2001 (Cth)) of that party;

“Relevant Period” means the period commencing on and including 1 July 2009 and ending on but excluding the Completion Date;

“Silver Sale Agreement” means the Silver Sale Agreement between PBH, CDEA and Coeur dated 8 September 2005; and

“Termination Payment” has the meaning given in clause 3.

1.2	Terms defined in the Silver Sale Agreement

Terms which are defined in the Silver Sale Agreement have the same meaning in this deed unless the context requires otherwise.

1.3	Interpretation

Clauses 1.2 (“References to certain general terms”), 1.3 (Delivery), 1.4 (“Next Business Day”) and 1.5 (“Headings”) of the Silver Sale Agreement apply to this deed.

2.	CONDITIONS PRECEDENT AND CONDUCT PRIOR TO COMPLETION DATE

2.1	Conditions precedent

Completion under this deed is subject to and conditional upon:
(a)	PBH obtaining finance for the Termination Payment on terms that are reasonably acceptable to PBH;

(b)	PBH receiving a certified copy of a resolution of the board of directors of CDEA approving the entry into this deed;

(c)	PBH receiving a certified copy of a resolution of the board of directors of Coeur approving the entry into this deed; and

(d)	CDEA receiving a certified copy of a resolution of the board of directors of PBH approving entry into this deed.
2.2	Best endeavours

All parties must use their best endeavours and do all things necessary or desirable in order to satisfy the conditions precedent in clauses 2.1(a) to 2.1(d) as soon as practicable. The parties must keep each other informed of any circumstances which may result in the conditions precedent not being satisfied.

2.3	Satisfaction of conditions precedent
(a)	The conditions precedent in clause 2.1(a) is included for the benefit of PBH and may be waived by PBH giving notice in writing to CDEA and Coeur.

(b)	The conditions precedent in clauses 2.1(b) to 2.1(d) are included for the benefit of each party and may only be waived with the written agreement of each party.

(c)	If one or more of the conditions precedent in clauses 2.1(a) — 2.1(d) are not satisfied (or validly waived) on or before the Completion Date, this deed (other than under clause 2.4) and all of the rights and obligations of the parties under it may be terminated by any party giving notice to the other parties (provided that the party wishing to terminate the deed has complied with clause 2.2).
2.4	Termination for non satisfaction of conditions precedent

If this deed is terminated under clause 2.3:
(a)	each party is released from its obligations under this deed (other than under this clause 2.4);

(b)	within 21 days of the termination of this deed under clause 2.3, the parties will each use their respective best endeavours and negotiate in good faith a Deed of Variation of the Silver Sale Agreement (the “Deed of Variation”). Notwithstanding any other provision of this clause 2.4(b), the Deed of Variation shall provide that:
(i)	the Silver Sale Agreement is only varied with respect to the area known as the North Mine Broken Hill (the “North Mine”);

(ii)	the variation will be conditional upon, and subject to, PBH commencing commercial mining production at the North Mine within 24 months of execution of the Deed of Variation;

(iii)	the variation is further conditional upon, and subject to, PBH maintaining a minimum level of production at its operations known as the South Mine Broken Hill (the “South Mine”) of not less than 900,000 tonnes of ore p.a., but allowing for any events of force majeure including, without limiting the generality of the foregoing, natural disasters, substantial breakdown of plant & equipment affecting production and substantial damage to the underground mine facilities (such as a cave-in or total or partial collapse of, or damage to, the main shaft) affecting production;

(iv)	55% of all silver produced from the North Mine will be dealt with in the ordinary course under the terms of the Silver Sale Agreement and 45% of all silver produced from the North Mine will be released to PBH absolutely and not be subject to any of the terms of the Silver Sale Agreement (and its associated security);

(v)	there is no change to the total ounces of silver to be delivered by PBH under the terms of the Silver Sale Agreement;

(vi)	the ore produced from the North Mine will be campaign run through PBH’s concentrator so as to easily distinguished that ore from South Mine ore. However should PBH demonstrate that it is uneconomic to separately campaign run the North Mine ore, the parties will agree to combine the ores from the North and South Mines and agree in good faith an accounting procedure to determine the Silver Product produced from the North Mine.
(c)	the parties’ rights, liabilities and obligations with respect to Silver Product will otherwise continue to be governed by the Silver Sale Agreement (as varied by the Deed of Variation); and

(d)	this deed (other than clauses 2, 8 and 10) shall be of no further force or effect.
2.5	Conduct up to Completion Date

Up to the Completion Date:
(a)	CDEA shall continue to be entitled to all Adjusted Silver Proceeds less the Operating Cost Contribution from sales of Concentrate to Counterparties undertaken in accordance with clause 7 of the Silver Sale Agreement (“Permitted Sales of Silver Product”);

(b)	title to Silver Product derived from the Broken Hill Mine and severed from the land shall continue to pass to CDEA under clause 3.5 of the Silver Sale Agreement (“Passing of title”); and

(c)	the whole of the Silver Sale Agreement remains in full force and effect.
2.6	Conduct post Completion

CDEA will continue to be entitled to all Adjusted Silver Proceeds less the Operating Cost Contribution, or be liable for any refund due, from final settlement of sales of Concentrate to Counterparties undertaken in accordance with clause 7 of the Silver Sale Agreement (“Permitted Sales of Silver Product”) relating to the CDEA Silver Sales.

3.	TERMINATION PAYMENT

3.1	Calculation

In consideration for CDEA agreeing to the termination of the Silver Sale Agreement, PBH shall pay to CDEA an amount (Termination Payment) equal to US$55 million less:
(a)	the Adjusted Silver Proceeds less Operating Cost Contribution paid to CDEA in respect of any sales of the Silver Product whose invoice date falls during the Relevant Period, but excluding CDEA Silver Sales; and

(b)	the Adjusted Silver Proceeds less Operating Cost Contribution (if any) which CDEA is entitled to be paid in relation to clause 3.1(a) above (but which have not yet been paid) under clause 7.3 of the Silver Sale Agreement.

4.	COMPLETION

4.1	Time and place for Completion

Completion shall occur at 2.00pm on the Completion Date at the offices of Gadens Lawyers Skygarden Building, 77 Castlereagh Street, Sydney, NSW, Australia 2000.

4.2	Obligations at Completion

At Completion PBH will pay to CDEA the Termination Payment, by bank cheque or electronic funds transfer to an account nominated by CDEA.

4.3	Obligations following Completion

Following Completion,:
(a)	PBH will pay to CDEA the Adjusted Silver Proceeds which CDEA became entitled to up to the Completion Date and which were deducted from the Termination Payment under clause 3.1(b);

(b)	PBH will pay to CDEA the Adjusted Silver Proceeds which CDEA is entitled to under clause 2.6; and

(c)	on full payment to CDEA of the Adjusted Silver Proceeds referred to in clauses 4.3(a) and 4.3(b) and the GST component of a tax invoice issued by CDEA in accordance with clause 9.3, CDEA will deliver to PBH:
(i)	a duly executed ASIC Form 312 effecting the discharge of each Charge; and

(ii)	a duly executed Form 18a as published by the New South Wales Department of Primary Industries for the purposes of the Mining Act which cancels the registration of the Charges against the Tenements set out in the Schedule.
4.4	Consequences of Completion

CDEA acknowledges and agrees that with effect from Completion, and other than as set out in clauses 4.3(a) and 4.3(b):
(a)	CDEA will have no further entitlement under the Silver Sale Agreement to purchase Silver Product or to the Adjusted Silver Proceeds; and

(b)	PBH will have all rights and title to, and all interests in Silver Product, including without limitation Silver Product under clause 3.5 of the Silver Sale Agreement (“Passing of Title”) which has not been sold by PBH in accordance with clause 7 of the Silver Sale Agreement (“Permitted Sales of Silver Product”).
5.	COMPLETION STATEMENT

5.1	PBH to prepare Completion Statement

On the date which is 3 Business Days prior to the Completion Date, PBH shall deliver to CDEA a statement (Completion Statement) setting out in reasonable detail:
(a)	the total of any Adjusted Silver Proceeds paid to CDEA in accordance with clause 3.1(a); and

(b)	the total of any Adjusted Silver Proceeds which CDEA is entitled to be paid in accordance with clause 3.1(b).
5.2	Disputes
(a)	If CDEA does not agree with the Completion Statement, it must give PBH written notice of the dispute before the Completion Date.

(b)	Unless CDEA gives PBH a notice in accordance with clause 5.2(a) and CDEA proceeds to Completion, then CDEA will be deemed to have accepted the Completion Statement, in which case payment of:
(i)	the Termination Payment; and

(ii)	the Adjusted Silver Proceeds under clause 4.3(a);
in each case in accordance with the Completion Statement, will not give rise to any rights of CDEA or Coeur in respect of any errors or omissions in the Completion Statement.

(c)	In the event that CDEA gives notice to PBH under clause 5.2(a), the provisions of clause 20 of the Silver Sale Agreement (“Dispute Resolution”) shall apply.
6.	TERMINATION OF THE SILVER SALE AGREEMENT

6.1	Termination and discharge
(a)	Subject to clauses 6.1(b) to 6.1(d), upon Completion, and with effect from the Completion Date, the Silver Sale Agreement will terminate.

(b)	Notwithstanding clause 6.1(a), the Silver Sale Agreement will continue to the extent necessary for PBH to fulfil its obligations to make the payment to CDEA of the Adjusted Silver Proceeds which are deducted from the Termination Payment under clause 3.1(b) and the Adjusted Silver Proceeds to which CDEA is entitled under clause 2.6.

(c)	Notwithstanding clause 6.1(a), clause 21 of the Silver Sale Agreement (“Interest on overdue amounts”) will continue to the extent necessary to permit the payment to CDEA of the interest owing (if any) on the amounts referred to in clause 6.1(b).

(d)	Notwithstanding clause 6.1(a), the Charges will continue in full force and effect until discharged and released in accordance with clause 4.3(c).
6.2	Survival

Subject to clauses 6.1(b) to 6.1(d), no right or obligation arising under the Silver Sale Agreement , nor any of its terms, shall survive termination under clause 6.1(a).

7.	RELEASE AND DISCHARGE

7.1	Silver Sale Agreement

Subject to clauses 6.1(b) to 6.1(d), upon Completion and with effect from the Completion Date:
(a)	each of CDEA and Coeur releases and discharges PBH and each of its Related Parties from any Claim which CDEA or Coeur (or both) has or may have against

PBH or any of its Related Parties directly or indirectly, whether known or unknown, now existing or existing in the future, liquidated or unliquidated, fixed or contingent and howsoever arising in relation to, arising out of, or in connection with the Silver Sale Agreement;

(b)	each of CDEA and Coeur covenants with PBH and each of its Related Parties severally not to claim, sue or take any action against PBH or any of its Related Parties in respect of the matters the subject of the releases and discharges in clause 7.1(a);

(c)	PBH releases and discharges CDEA and Coeur and each of their Related Parties from any Claim which PBH has or may have against CDEA or Coeur (or both) or any of their Related Parties directly or indirectly, whether known or unknown, now existing or existing in the future, liquidated or unliquidated, fixed or contingent and howsoever arising in relation to, arising out of, or in connection with the Silver Sale Agreement; and

(d)	PBH covenants with CDEA and Coeur and each of their Related Parties severally not to claim, sue or take any action against CDEA or Coeur or any of their Related Parties in respect of the matters the subject of the releases and discharges in clause 7.1(c).
This clause 7.1 is without prejudice to the rights of PBH, CDEA and Coeur to enforce the provisions of this deed.

7.2	Charges

Upon delivery by CDEA of the duly executed ASIC Form 312 and Form 18a as published by the New South Wales Department of Primary Industries for the purposes of the Mining Act under clause 4.3(c):
(a)	each of CDEA and Coeur releases and discharges PBH and each of its Related Parties from any Claim which CDEA or Coeur (or both) has or may have against PBH or any of its Related Parties directly or indirectly, whether known or unknown, now existing or existing in the future, liquidated or unliquidated, fixed or contingent and howsoever arising in relation to, arising out of, or in connection with the Charge or any payment obligation under this deed;

(b)	each of CDEA and Coeur covenants with PBH and each of its Related Parties severally not to claim, sue or take any action against PBH or any of its Related Parties in respect of the matters the subject of the releases and discharges in clause 7.2(a);

(c)	PBH releases and discharges CDEA and Coeur and each of their Related Parties from any Claim which PBH has or may have against CDEA or Coeur (or both) or any of their Related Parties directly or indirectly, whether known or unknown, now existing or existing in the future, liquidated or unliquidated, fixed or contingent and howsoever arising in relation to, arising out of, or in connection with the Charge; and

(d)	PBH covenants with CDEA and Coeur and each of their Related Parties severally not to claim, sue or take any action against CDEA or Coeur or any of their Related Parties in respect of the matters the subject of the releases and discharges in clause 7.2(c).
This clause 7.2 is without prejudice to the rights of PBH, CDEA and Coeur to enforce the provisions of this deed.

8.	COSTS

8.1	Legal costs

Each party must pay its own costs of and incidental to the preparation of and execution of this deed.

8.2	Stamp duty
(a)	Any stamp duty payable in respect of this deed must be paid by PBH.

(b)	PBH must indemnify CDEA against any loss incurred by CDEA in relation to any duty specified in this provision, whether through default by PBH under this provision or otherwise.
9.	GST LIABILITY

9.1	Interpretation

In this clause, expressions which are not defined but have a defined meaning in the GST Law, have the same meaning as in the GST Law.

9.2	GST gross-up

If GST is payable by a supplier (or by the representative member for a GST group of which the supplier is a member) on any supply made under this deed, the recipient will pay to the supplier an amount (GST Amount) equal to the GST payable on the supply. The GST Amount is payable by the recipient in addition to, and at the same time as, the consideration for the supply is to be provided under this deed.

9.3	Tax invoice
(a)	The supplier must deliver a tax invoice to the recipient before the supplier is entitled to be paid the GST Amount. The recipient can withhold payment of the GST Amount until the supplier provides a tax invoice.

(b)	Notwithstanding clause 9.3(a), CDEA will issue a tax invoice at Completion for the Termination Payment to PBH. The GST component of that particular tax invoice must be paid by PBH to CDEA by no later than 25 September 2009 (or such other date as is agreed between the parties).
9.4	Adjustment event

If an adjustment event arises in respect of a taxable supply made under this deed, the GST Amount will be recalculated to reflect the adjustment event. A payment will be made by the recipient to the supplier or by the supplier to the recipient (as appropriate), to reflect the recalculation.

9.5	Reimbursements

If a party is required under this deed to reimburse or pay to another party an amount calculated by reference to a cost, expense, outgoing or an amount paid or incurred by that party, the amount of the reimbursement or payment will be reduced by the amount of any input tax credits or reduced input tax credits to which that party (or the representative member for a GST group of which it is a member) is entitled in respect of any acquisition relating to that cost, expense, outgoing or other amount.

9.6	No merger

This clause will not merge on Completion.

10.	MISCELLANEOUS

10.1	Plea in bar

This deed may be pleaded in any Court as a bar to any action, claim, cause of action or proceeding commenced or at any time to be commenced by any of the parties to this Deed which is inconsistent with or contrary to this Deed.

10.2	Injunctive relief

In the event of a breach or threatened breach of the terms of this deed by a party, any other party to this deed will be entitled to an injunction restraining that party from committing any breach of this deed.

10.3	Waiver and exercise of rights
(a)	A single or partial exercise or waiver of a right relating to this deed will not prevent any other exercise of that right or the exercise of any other right.

(b)	A party will not be liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.
10.4	Legal advice

Each party agrees and acknowledges that it:
(a)	has had a full and proper opportunity to consider the terms of this deed;

(b)	has had a full and proper opportunity to obtain independent legal advice in respect of the terms of this deed; and

(c)	enters into this deed freely.
10.5	Counterparts

This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, but all counterparts shall together constitute one and the same deed.

10.6	Entire understanding
(a)	This deed embodies the entire understanding and agreement between the parties as to the subject of this deed.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments in relation to, or in any way affecting, the subject matter of this deed are merged in and superseded by this deed and shall be of no force or effect whatever and no party shall be liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another shall:
(i)	affect the meaning or interpretation of this deed; or

(ii)	constitute any collateral agreement, warranty or understanding between any of the parties.
10.7	Severability
(a)	Any clause in this deed, which is prohibited in any jurisdiction, is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any clause in this deed which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.
10.8	Governing law and jurisdiction
(a)	This deed is governed by and is to be construed in accordance with the laws in force in New South Wales.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.
10.9	Notices
(a)	Any notice may be served by delivery in person or by post or transmission by facsimile to the address or number of the recipient specified in this provision or most recently notified by the recipient to the sender.

(b)	Any notice to or by a party under this deed must be in writing and signed by either:
(i)	the sender or, if a corporate party, an authorised officer of the sender; or

(ii)	the party’s solicitor.
(c)	Any notice is effective for the purposes of this deed upon delivery to the recipient or production to the sender of a facsimile transmittal confirmation report before 4.00pm local time on a day in the place in or to which the written notice is delivered or sent or otherwise at 9.00am on the next day following delivery or receipt.

(d)	The addresses for service for notices of the parties are:
Perilya Broken Hill Limited

661 Newcastle Street Leederville WA 6007 Fax: + 61 08 9423 1787 Att: Paul Marinko/Paul Arndt

CDE Australia Pty Ltd

Suite 1003, 3 Spring Street Sydney NSW 2000 Fax: + 61 02 8249 4001 Att: Stephen Peterson

Coeur d’Alene Mines Corporation

505 Front Avenue Coeur d’Alene ID 83814 United States of America Fax: +1 208 667 2213

Att: Mitch Krebs
10.10	Further assurance

Each party must execute any document and perform any action necessary to give full effect to this deed, whether before or after performance of this deed.

10.11	Continuing Performance
(a)	The provisions of this deed do not merge with any action performed or document executed by any party for the purposes of performance of this deed.

(b)	Any representation in this deed survives the execution of any document for the purposes of, and continues after, performance of this deed.

(c)	Any indemnity agreed by any party under this deed:
(i)	constitutes a liability of that party separate and independent from any other liability of that party under this deed or any other agreement; and

(ii)	survives and continues after performance of this deed.

Schedule — Tenements against which Charges have been registered

CHARGE	TENEMENTS		DEALING NO.

Fixed and Floating Charge and Mining	Consolidated Mining Lease No. 4	1973	37

Mortgage between PBH and CDEA dated 8 September 2005	Consolidated Mining Lease No. 5	1973	35
	Consolidated Mining Lease No. 6	1973	32

	Mining Lease No. 1249	1973	19

	Mining Lease No. 5885	1906	26

	Exploration Licence 2513	1973	49

	Exploration Licence 2743	1973	50

	Exploration Licence 2921	1973	49

	Exploration Licence 5614	1992	36

	Exploration Licence 5879	1992	14

	Exploration Licence 6167	1992	2

	Exploration Licence 6386	1992	2

	Exploration Licence 6447	1992	2

	Exploration Prospecting Licence 2364	1973	49

	Exploration Prospecting Licence 2379	1973	49

	Exploration Prospecting Licence 3365	1973	49

	Exploration Prospecting Licence 3661	1973	49

Featherweight Floating Charge between PBH and CDEA dated 8 September 2005	Consolidated Mining Lease No. 8	1973	30
	Consolidated Mining Lease No. 9	1973	27

	Consolidated Mining Lease No. 10	1973	28

	Consolidated Mining Lease No. 11	1973	27

	Consolidated Mining Lease No. 12	1973	27

	Consolidated Mining Lease No. 13	1973	27

Executed by PERILYA BROKEN HILL LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:

/s/ Paul Arndt	/s/ Paul Marinko
Director	Secretary

Paul Arndt	Paul Marinko, Barrister & Solicitor
Name of Director (print)	Name of Secretary (print)

Executed by CDE Australia Pty Ltd in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:

/s/ John Blue	/s/ Stephen Peterson
Director	Director/Secretary

John Blue	Stephen Peterson
Name of Director (print)	Name of director/Secretary (print)

COEUR D’ALENE MINES CORPORATION
/s/ Dennis E. Wheeler
Name:	Dennis E Wheeler
Title:	Chairman, President & Chief Executive Officer